ARTICLES OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                          NATIONAL CITY BANCORPORATION


NATIONAL CITY BANCORPORATION, a corporation organized and existing under and by virtue of the laws of the State of Iowa (the "Corporation"),

DOES HEREBY CERTIFY:

FIRST: That at the annual meeting of the Corporation's stockholders held April 22, 1998 (the "Annual Meeting"), an aggregate of 7,546,736 shares of the Corporation's common stock, $1.25 par value per share, were represented in person or by proxy, representing a majority of the Corporation's 8,057,478 shares issued and outstanding on the Annual Meeting record date of February 20, 1998.

SECOND: That the Corporation has no other class or series of capital stock designated, issued or outstanding; accordingly, the holders of the Corporation's common stock are the only voting group entitled to act with respect to matters brought before the stockholders of the Corporation for approval.

THIRD: That during the Annual Meeting, acting pursuant to the recommendation of the Corporation's Board of Directors, the holders of 7,393,488 shares of the Corporation's common stock voted in favor of adopting the following resolution setting forth an amendment to the Corporation's Restated Articles of
Incorporation:

         RESOLVED, that Article III of the Restated Articles of Incorporation of this Corporation be amended by replacing the phrase "20,000,000 shares" with the phrase "40,000,000 shares."

FOURTH: That said 7,393,488 shares is sufficient for approval of the above resolution by the holders of the Corporation's common stock.

FIFTH: That during the Annual Meeting, acting pursuant to the recommendation of the Corporation's Board of Directors, the holders of 7,434,807 shares of the Corporation's common stock voted in favor of adopting the following resolution setting forth an amendment to the Corporation's Restated Articles of
Incorporation:

         RESOLVED FURTHER, that the first sentence of Article VI of the Restated Articles of Incorporation of this Corporation be amended by replacing the phrase "fifteen (15) in number" with the phrase "sixteen (16) in number."

SIXTH: That said 7,434,807 shares is sufficient for approval of the above resolution by the holders of the Corporation's common stock.



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         IN WITNESS WHEREOF, said National City Bancorporation has caused these
Articles of Amendment to be executed by Thomas J. Freed, its Secretary and Chief Financial Officer this 12th day of May, 1998.




By:  /s/  Thomas J. Freed
       Thomas J. Freed, Secretary and
       Chief Financial Officer